UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 29, 2009 (July 28, 2009)
GREIF, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-00566	31-4388903

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

425 Winter Road, Delaware, Ohio	43015

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (740) 549-6000
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 1.01 and 2.03
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EX-99.1

Items 1.01 and 2.03
Indenture for 7 3/4% Senior Notes due 2019
On July 28, 2009, Greif, Inc. (the “Company”) issued $250,000,000 aggregate principal amount of its 7 3/4% Senior Notes due 2019 (the “Senior Notes”) under an Indenture dated as of July 28, 2009 (the “2019 Indenture”), between the Company and U.S. Bank National Association, as Trustee. The Senior Notes were offered and sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in accordance with Regulations S under the Securities Act. The net proceeds from the sale of the Senior Notes are available for general corporate purposes, including the repayment of amounts under the Company’s revolving multicurrency credit facility, without any permanent reduction of the commitments thereunder.
The Senior Notes are redeemable by the Company at any time in the manner specified in the 2019 Indenture at a price equal to 100% of the principal amount of the Senior Notes redeemed plus accrued and unpaid interest to the redemption date plus the “applicable premium” (as defined in the 2019 Indenture). In addition, if there is a “change of control” (as defined in the 2019 Indenture), holders of the Senior Notes will have the right to cause the Company to redeem their Senior Notes at a price equal to 101% of the principal amount of the Senior Notes redeemed plus accrued and unpaid interest to the redemption date. However, the terms of the Credit Agreement (as defined below) prohibit the Company from redeeming any of the Senior Notes at any time before the Senior Notes become due and payable or are otherwise required to be repaid or repurchased under the terms of the 2019 Indenture.
The 2019 Indenture contains covenants which, among other things, limit the ability of the Company and its “restricted subsidiaries” (as defined in the 2019 Indenture) to create liens on their respective assets to secure debt and to enter into sale and leaseback transactions, and limits the ability of the Company to merge or consolidate with another company. These covenants are subject to a number of limitations and exceptions as set forth in the 2019 Indenture.
The 2019 Indenture also contains events of default with respect to the following: failure by the Company to pay interest on the Senior Notes when due, which failure continues for 30 days; failure by the Company to pay the principal of, or premium, if any, on, the Senior Notes when due at its maturity or upon acceleration; failure by the Company or any of its restricted subsidiaries to comply with their obligations to redeem the Senior Notes at the option of the holders of the Senior Notes upon a change of control; subject to certain exceptions, the failure of the Company to perform any other covenants or warranties in the 2019 Indenture, which failure continues for 60 days, or, in the case of a failure to comply with the covenants on filing reports and other documents with the Securities and Exchange Commission as required by Sections 13 and 15(d) of the Securities Exchange Act of 1934, 90 days; and certain events of bankruptcy, insolvency or reorganization of the Company or a significant subsidiary.
Under the terms of a Registration Rights Agreement dated as of July 28, 2009, the Company has agreed to register under the Securities Act notes having terms identical in all material respects to the Senior Notes (the “Exchange Notes”) and to make an offer to exchange the Exchange Notes for the Senior Notes.

On July 28, 2009, the Company issued a press release announcing the issuance of the Senior Notes. A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.
Credit Agreement Waiver
The Company and one of its international subsidiaries, as borrowers, and a syndicate of financial institutions, as lenders (the “Lenders”), are parties to a Credit Agreement (the “Credit Agreement”) governing the Company’s senior secured credit facilities. The Company’s senior secured credit facilities consist of a $500.0 million revolving multicurrency credit facility and a $200.0 million term loan.
On July 14, 2009, in anticipation of the issuance of the Senior Notes referred to above, the Company began soliciting consents to an amendment and waiver to the Credit Agreement (the “Credit Agreement Waiver”). Under the Credit Agreement, the Company would have been required to use the proceeds from the issuance of the Senior Notes first to make a mandatory prepayment to the term loan, then, to make a mandatory prepayment to certain letter of credit borrowings and, finally, to cash collateralize letter of credit obligations. The Credit Agreement Waiver waives these requirements and allowed the Company to instead, on a one-time basis, use the proceeds from the issuance of the Senior Notes to repay borrowings under the revolving multicurrency credit facility with any remaining proceeds available for general corporate purposes. As of July 21, 2009, the requisite percentage of the Lenders had consented to the Credit Agreement Waiver. On July 28, 2009, the Credit Agreement Waiver became effective concurrently with the issuance of the Senior Notes referred to above.
Item 9.01. Financial Statements and Exhibits.
(c)	Exhibits.

Exhibit No.	Description

99.1	Press release issued by Greif, Inc. on July 28, 2009.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREIF, INC.
Date: July 29, 2009	By	/s/ Donald S. Huml
Donald S. Huml,
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Greif, Inc. on July 28, 2009.